UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2007

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Deferred Compensation Plan

On May 24, 2007, the boards of directors of the Registrant and Employers Mutual Casualty Company (Employers Mutual), the parent company of the Registrant, approved the development and implementation of a new deferred compensation plan to replace the Executive and Directors Option It Plan currently in place. The Executive and Directors Option It Plan was frozen to comply with the requirements of Section 409A of the Internal Revenue Code. As a result, no bonus income or non-employee director retainer or meeting fees earned and vested after December 31, 2004 could be deferred under the plan and no changes could be made in a participants investment options. The new plan will become effective on July 1, 2007 and the balances in the Executive and Directors Option It Plan will be transferred to the new plan. No new deferrals will be allowed into the new plan, but participants will be allowed to change their investment options. The new plan will mirror the Board and Executive Non-Qualified Excess Plan that is currently in effect.

2007 Employers Mutual Casualty Company Stock Incentive Plan

At the Registrant’s annual meeting of stockholders held on May 24, 2007, the stockholders approved the 2007 Employers Mutual Casualty Company Stock Incentive Plan (the “2007 Plan”). The 2007 Plan had previously been approved by the boards of directors of the Registrant and Employers Mutual. This plan provides for the awarding of performance shares, performance units, and other stock-based awards, in addition to qualified (incentive) and non-qualified stock options, SARs, restricted stock and restricted stock units. The 2007 Plan provides for the grant of awards to officers and other key employees of Employers Mutual who are selected for participation based on their ability to affect the overall performance of Employers Mutual and the Company. Participant eligibility under the 2007 Plan has been expanded to include the possibility of granting stock-based awards to agents and non-employee directors in order to provide greater flexibility in future compensation decisions. A maximum of 2,000,000 shares of the Registrant’s common stock may be issued under the 2007 Plan. With the approval of the 2007 Plan, stock options will no longer be granted under the 2003 Employers Mutual Casualty Company Incentive Stock Option Plan.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC INSURANCE GROUP INC.
Registrant

/s/ Bruce G. Kelley
Bruce G. Kelley
President & Chief Executive Officer

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

May 29, 2007